Exhibit 10.1

AMENDED AND RESTATED

CREDIT AGREEMENT

dated to be effective as of

September 30, 2010

among

SUPREME INDUSTRIES, INC.,

SUPREME INDIANA OPERATIONS, INC.,

SUPREME MID-ATLANTIC CORPORATION,

SUPREME TRUCK BODIES OF CALIFORNIA, INC.,

SUPREME CORPORATION OF TEXAS,

SUPREME NORTHWEST, L.L.C.,

THE OTHER LOAN PARTIES,

and

JPMORGAN CHASE BANK, N.A.

i

Each Credit Event	44
Post-closing Conditions	44

ARTICLE V Affirmative Covenants	44
Financial Statements; Borrowing Base and Other Information	44
Notices of Material Events	47
Existence; Conduct of Business	47
Payment of Obligations	47
Maintenance of Properties	48
Books and Records; Inspection Rights	48
Compliance with Laws	48
Use of Proceeds	48
Insurance	48
Casualty and Condemnation	48
Appraisals	49
Depository Banks	49
SECTION 5.13. Additional Collateral; Further Assurances	49

ARTICLE VI Negative Covenants	50
Indebtedness	50
Liens	51
SECTION 6.03. Fundamental Changes	52
Investments, Loans, Advances, Guarantees and Acquisitions	52
Asset Sales	52
Sale and Leaseback Transactions	53
Swap Agreements	53
SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness	53
Transactions with Affiliates	54
Restrictive Agreements	54
Amendment of Material Documents	55
SECTION 6.12. Financial Covenants	55
Accounting Policies/Change of Business	55

ARTICLE VII Events of Default	55

ARTICLE VIII Miscellaneous	58
SECTION 8.01. Notices	58
SECTION 8.02. Waivers; Amendments	59
SECTION 8.03. Expenses; Indemnity; Damage Waiver	60
SECTION 8.04. Successors and Assigns	61
Survival	62
Counterparts; Integration; Effectiveness	62
Severability	62
Right of Setoff	63
SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process	63
WAIVER OF JURY TRIAL	63
Headings	64
Confidentiality	64
Nonreliance; Violation of Law	64
USA PATRIOT Act	64
Disclosure	64
Interest Rate Limitation	64
Amendment and Restatement of Former Credit Agreement	65

ARTICLE IX Loan Guaranty	65
Guaranty	65

ii

Guaranty of Payment	65
SECTION 9.03. No Discharge or Diminishment of Loan Guaranty	65
Defenses Waived	66
Rights of Subrogation	66
Reinstatement; Stay of Acceleration	66
Information	66
Termination	67
Taxes	67
Maximum Liability	67
Contribution	67
Liability Cumulative	68
Amendment and Restatement	68

SCHEDULES:

Minimum Required EBITDA Schedule
Schedule 1.01 – Raw Material Inventory
Schedule 2.05 - Allocable Shares of Borrowers
Schedule 3.05 - Properties
Schedule 3.06 - Disclosed Matters
Schedule 3.14 - Insurance
Schedule 3.15 - Capitalization and Subsidiaries
Schedule 3.18 - Affiliate Transactions
Schedule 6.01 - Existing Indebtedness
Schedule 6.02 - Existing Liens
Schedule 6.04 - Existing Investments
Schedule 6.10 - Existing Restrictions
Schedule 9.13 – Amended and Restated Guaranties

EXHIBITS:

Exhibit A - Form of Borrowing Base Certificate
Exhibit B - Form of Compliance Certificate
Exhibit C - Joinder Agreement

iii

AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 30, 2010 (as it may be amended or modified from time to time, this “Agreement”), by and among SUPREME INDUSTRIES, INC., SUPREME INDIANA OPERATIONS, INC., SUPREME MID-ATLANTIC CORPORATION, SUPREME TRUCK BODIES OF CALIFORNIA, INC., SUPREME CORPORATION OF TEXAS, SUPREME NORTHWEST, L.L.C., the other Loan Parties party hereto, and JPMORGAN CHASE BANK, N.A., a national banking association.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account” has the meaning assigned to such term in the Security Agreements.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted LIBO Rate” means, with respect to any Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% per annum, plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Allocable Share” means, with respect to each Borrower set forth below, the applicable percentage set forth below under the caption “Allocable Share.”

Borrower	Allocable Share

SIOperations	30%

SCTexas	15%

SMid-Atlantic	35%

SNorthwest	5%

STBCalifornia	15%

“Annualized EBITDA” means (a) for the two consecutive Fiscal Quarters of SIndustries ending September 25, 2010, an amount equal to EBITDA for such two consecutive Fiscal Quarters multiplied by two, and (b) for the three consecutive Fiscal Quarters of SIndustries ending December 25, 2010, an amount equal to EBITDA for such three consecutive Fiscal Quarters multiplied by four thirds.

“Applicable Rate” means, for any day, with respect to any CBFR Loan or Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, (a) from and after the Effective Date through November 30, 2010 (or if an Event of Default has occurred and is continuing on that date, through the date such Event of Default is cured or the Lender waives such Event of Default in writing), (i) with respect to any CBFR Loan, a rate equal to 2.35% per annum; (ii) with respect to any Eurodollar Revolving Loan, a rate equal to 4.80% per annum; and (iii) with respect to the commitment fees payable pursuant to Section 2.11(a) of this Agreement, a rate equal to 0.50% per annum, and (b) from and after the December 1, 2010 (or such later date as any Event of Default existing on November 30, 2011 is cured or waived by the Lender in writing), the applicable rate per annum set forth below under the caption “CBFR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Funded Debt to EBITDA Ratio of SIndustries’ and its Subsidiaries as of the most recent determination date:

Funded Debt to EBITDA Ratio	CBFR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1 Less than 3.0 to 1.0	1.00%	3.35%	0.20%
Category 2 Less than 3.5 to 1.0, but greater than or equal to 3.0 to 1.0	1.25%	3.60%	0.30%
Category 3 Less than 4.0 to 1.0, but greater than or equal to 3.5 to 1.0	1.50%	3.85%	0.40%
Category 4 Greater than or equal to 4.0 to 1.0	1.75%	4.10%	0.50%

For purposes of the foregoing, (a) beginning with the Fiscal Quarter ending September 25, 2010, the Applicable Rate shall be determined as of the end of each Fiscal Quarter of SIndustries based upon the Funded Debt to EBITDA Ratio of SIndustries and its Subsidiaries as of the close of such Fiscal Quarter and (b) each change in the Applicable Rate resulting from a change in the Funded Debt to EBITDA Ratio shall be effective during the period commencing the next succeeding March 1, June 1, September 1, or December 1, as applicable, and ending on the date immediately preceding the effective date of the next such change, provided that the Funded Debt to EBITDA Ratio shall be deemed to be in Category 4 at any time that an Event of Default has occurred and is continuing, or at the option of the Lender, if the Borrowers fail to deliver the annual or quarterly financial statements required to be delivered by it pursuant to Section 5.01 and until the Borrowers deliver such financial statements.

“Availability Period” means the period from and including the Effective Date to the close of the date immediately preceding the Maturity Date or any earlier date of termination of the Commitment.

“Available Revolving Commitment” means, at any time, the Revolving Commitment then in effect minus the Revolving Exposure at such time.

“Banking Services” means each and any of the following bank services provided to any Loan Party by the Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of a Loan Party means any and all obligations of such Loan Party, whether absolute or contingent and whether joint or several and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Lender from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means any of the Borrowers, individually, with each being generally referred to in this Agreement as the “the Borrower.”

“Borrowers” means SIndustries, SIOperations, SMid-Atlantic, STBCalifornia, SCTexas and SNorthwest, collectively, with them being generally referred to in this Agreement as the “the Borrowers.”

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Protective Advance.

“Borrowing Base” means, with respect to any Borrower, the sum of (a) 80% of such Borrower’s Eligible Accounts at such time, plus (b) 60% of such Borrower’s Eligible Government Accounts at such time, plus (c) 80% of the such Borrower’s Eligible Finished Goods Inventory, valued at cost, determined on a first-in-first-out basis, at such time, plus (d) 60% of the such Borrower’s Eligible Raw Material Inventory, valued at cost, determined on a first-in-first-out basis, at such time, minus (e) Reserves.  Notwithstanding the foregoing, in no event shall the portion of the Borrowing Base attributable to clauses (c) and (d) above exceed $22,000,000.  The Lender may, in its Permitted Discretion, reduce or increase the advance rates set forth above or reduce or increase one or more of the other elements used in computing the Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of each Borrower, in substantially the form of Exhibit A or another form which is acceptable to the Lender in its Permitted Discretion.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CB Floating Rate” means, for any day, the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day).  Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“CBFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CB Floating Rate.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than an Excluded Shareholder of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of SIndustries; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of SIndustries by Persons who were neither (i) nominated by the board of directors of SIndustries nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender (or, for purposes of Section 2.14(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Chassis Inventory Lender” means either of GMAC or FMCC.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Protective Advances.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Lender, to secure all or any part of the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreements.

“Collateral Documents” means, collectively, the Security Agreements, and any other documents granting a Lien upon the Collateral as security for payment of all or any part of the Secured Obligations.

“Commitment” means the Revolving Commitment, the SIO Revolving Commitment, the SCTexas Revolving Commitment, the SMid-Atlantic Revolving Commitment, the SNorthwest Revolving

Commitment and the STBCalifornia Revolving Commitment, as each such commitment may be reduced from time to time pursuant to Section 2.08.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means the sum of (a) the Revolving Exposure at such time, plus (b) an amount equal to the aggregate principal amount of Protective Advances outstanding at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Document” has the meaning assigned to such term in the Security Agreements.

“Dollars” or “$” refers to lawful money of the United States of America.

“DOS Agreement” means Contract No. SAQMMA07D0037 between the United States Department of State and SCTexas, as successor by merger to Supreme SCT Operations, LP, as it may be amended, modified or renewed from time to time.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary charges for such period, and (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period), minus (b) without duplication and to the extent included in Net Income, any extraordinary gains and any non-cash items of income for such period, all calculated for SIndustries and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Eligible Accounts” means, at any time and with respect to any Borrower, the Accounts of such Borrower which the Lender determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans under this Agreement.  Without limiting the Lender’s discretion provided herein, Eligible Accounts shall not include any Account:

(a)           which is not subject to a first priority perfected security interest in favor of the Lender;

(b)           which is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Lender;

(c)           with respect to which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date, or which has been written off the books of such Borrower or otherwise designated as uncollectible;

(d)           which is owed by an Account Debtor or any of its Affiliates for which more than 25% of the Accounts owed from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e)           which is owed by an Account Debtor (other than the government of the U.S., or any department, agency, public corporation, or instrumentality thereof) or any of its Affiliates to such Borrower to the extent the aggregate amount of Accounts owed by such Account Debtor and its Affiliates to such Borrower at the time of determination of Eligible Accounts exceeds 15% of the aggregate Eligible Accounts at such time;

(f)            with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreements has been breached or is not true in any material respect;

(g)           which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Lender in its Permitted Discretion which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (vi) relates to payments of interest;

(h)           (i) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower or if such Account was invoiced more than once;

(i)            with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)            which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)           which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l)            which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a letter of credit acceptable to the Lender which is in the possession of, has been assigned to and is directly drawable by the Lender;

(m)          which is owed in any currency other than U.S. dollars;

(n)           which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit acceptable to the Lender which is in the possession of the Lender, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41

U.S.C. § 15 et seq.), and any steps necessary to perfect the Lien of the Lender in such Account have been complied with to the Lender’s satisfaction;

(o)           which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(p)           which, for any Account Debtor, exceeds a credit limit determined by the Lender in its Permitted Discretion, to the extent of such excess;

(q)           which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(r)            which is subject to any counterclaim, deduction, defense, setoff, dispute or which is owed by an Account Debtor to which there are any outstanding checks or other instruments for payment but only to the extent of any such counterclaim, deduction, defense, setoff, dispute, check or instrument;

(s)           which is evidenced by any promissory note, chattel paper, or instrument;

(t)            with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(u)           which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v)           which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower has or has had an ownership interest in such goods, or which indicates any party other than such Borrower as payee or remittance party;

(w)          which was created on cash on delivery terms;

(x)            which is not specifically described in the aging report for such Borrower’s Accounts most recently delivered by such Borrower to the Lender pursuant to Section 5.01(h) of this Agreement, including any Account designated by such Borrower as a “miscellaneous” or “other”; or

(y)           which the Lender determines may not be paid by reason of the Account Debtor’s inability to pay or which the Lender in its Permitted Discretion otherwise determines is unacceptable.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrowers shall notify the Lender thereof on and at the time of submission to the Lender of the next Borrowing Base Certificate.  In determining the amount of an Eligible Account, the face amount of an Account may, in the Lender’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrowers may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Account.

“Eligible Finished Goods Inventory” means, at any time and with respect to any Borrower, the Finished Goods Inventory of such Borrower which the Lender determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and which satisfy all of the requirements for Eligible Inventory.

“Eligible Government Accounts” means, at any time and with respect to any Borrower, the Governmental Accounts of such Borrower which the Lender determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and which satisfy all of the requirements for an Eligible Account except for the provisions of subsection (n) of the definition of “Eligible Accounts.”

“Eligible Inventory” means, at any time and with respect to any Borrower, the Inventory of such Borrower which the Lender determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans hereunder.  Without limiting the Lender’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)           which is not subject to a first priority perfected Lien in favor of the Lender;

(b)           which is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Lender;

(c)           which Lender determines in its Permitted Discretion is slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable in the ordinary course of business at prices approximating at least the cost of such Inventory (or if such Inventory has been marked to market for such Borrower’s financial accounting, not salable in the ordinary course of business at prices approximating at least such market value), or unacceptable due to age, type, category and/or quantity;

(d)           with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreements has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e)           in which any Person other than such Borrower shall (i) have ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)            which is not finished goods or raw material or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of such Borrower’s business;

(g)           which is not located in the U.S. or is in transit;

(h)           which is located in any location leased by such Borrower unless the lessor has delivered to the Lender a Collateral Access Agreement;

(i)            which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless such warehouseman or bailee has delivered to the Lender a Collateral Access Agreement and such other documentation as the Lender may require in its Permitted Discretion;

(j)            which is being processed offsite at the location of a third party processor;

(k)           which is in transit to or from any third party location or outside processor;

(l)            which is a discontinued product or component thereof;

(m)          which is the subject of a consignment by such Borrower as consignor;

(n)           which is perishable;

(o)           which contains or bears any intellectual property rights licensed to such Borrower unless the Lender is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(p)           for which reclamation rights have been asserted by the seller; or

(q)           which the Lender in its Permitted Discretion otherwise determines is unacceptable for any reason whatsoever.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrowers shall notify the Lender thereof on and at the time of submission to the Lender of the next Borrowing Base Certificate.

“Eligible Raw Material Inventory” means Raw Material Inventory that satisfies the requirements of Eligible Inventory.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equipment” has the meaning assigned to such term in the Security Agreements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Shareholder” means either of William Barrett or Herb Gardner, individually.

“Excluded Taxes” means, with respect to the Lender, or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Borrower, the chief financial officer, principal accounting officer, treasurer or controller of such Borrower.

“Finished Goods Inventory” means, at any time and with respect to any Borrower, the Inventory of such Borrower constituting finished goods.  No item of Inventory shall constitute “Finished Goods Inventory” unless Borrower shall have completed all processing, manufacturing, and assembly of such item of Inventory and such item of Inventory is held for resale in the ordinary course of business of such Borrower.

“Fiscal Month” means, with respect to SIndustries and its Subsidiaries, one of the 12 fiscal accounting periods in each Fiscal Year of SIndustries and its Subsidiaries.

“Fiscal Quarter” means, with respect to SIndustries and its Subsidiaries, one of the four fiscal accounting periods in such Fiscal Year of SIndustries and its Subsidiaries.

“Fiscal Year” means, with respect to SIndustries and its Subsidiaries, a 52-53 week tax year ending on the last Saturday of December each year.

“Fixtures” has the meaning assigned to such term in the Security Agreements.

“FMCC” means Ford Motor Credit Company LLC, a Delaware limited liability company, and its successors and assigns.

“Former Credit Agreement” means the Credit Agreement, dated as of December 23, 2008, executed by Supreme Corporation, a Texas corporation (which has since merged into Supreme Indiana Operations, Inc.), and the Lender, as amended prior to the Effective Date.

“Funded Debt” means, with respect to SIndustries and its Subsidiaries, as of the date any determination thereof is to be made, all Indebtedness of SIndustries and its Subsidiaries (including all Subordinated Indebtedness) with respect to which there is an Interest Expense, computed on a consolidated basis and determined in accordance with GAAP.

“Funded Debt to EBITDA Ratio” means (a) as of the close of the Fiscal Quarter of SIndustries closing on September 25, 2010, the ratio of Funded Debt as of the close of such fiscal to Annualized EBITDA for the two successive Fiscal Quarters closing on such date, (b) as of the close of the Fiscal Quarter of SIndustries closing on December 25, 2010, the ratio of Funded Debt as of the close of such Fiscal Quarter to Annualized EBITDA for the successive three Fiscal Quarters closing on such date, and (c) as of the close of each Fiscal Quarter of SIndustries closing after December 25, 2010, the ratio of Funded Debt as of the close of such Fiscal Quarter to EBITDA for the four (4) successive Fiscal Quarters of SIndustries ending on the close of such of Fiscal Quarter.

“Funding Account” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the United States of America.

“GMAC” means GMAC and GMAC Bank, collectively, and their respective successors and assigns.

“GMAC Availability Block” means an amount equal $5,000,000.

“Governmental Accounts” means, at any time and with respect to SCTexas, the Accounts of SCTexas arising from the sale of armored vehicles and owing from the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, including without limitation, the Accounts of SCTexas owing from the United States Department of State pursuant to the DOS Agreement.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 9.01.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intercreditor Agreement” means an intercreditor agreement executed by a Chassis Inventory Lender and the Lender, that is in form and substance acceptable to the Lender in all respects and in its sole discretion, and which provides, without limitation, that (a) the Lender has a first priority security interest and Lien in all assets of the Borrowers except for any purchase money Lien of such Chassis Inventory Lender in Inventory the purchase of which is specifically financed by such Chassis Inventory Lender and the proceeds of such financed Inventory, and (b) with respect to each item of such financed Inventory, upon payment to such Chassis Inventory Lender of an amount equal to the amount advanced by such Chassis Inventory Lender for the purchase of such item of Inventory plus accrued, unpaid interest on the balance of such advance and other fees and charges related to such advance, such Chassis Inventory Lender shall release such financed item of Inventory and the proceeds of such financed item of Inventory from all Liens held by it.

“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Expense” means, with reference to any period, the interest expense (including that attributable to Capital Lease Obligations) of SIndustries and its Subsidiaries for such period with respect to all outstanding Indebtedness of SIndustries and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for SIndustries and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any CBFR Loan, the first Business Day of each calendar month and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreements.

“Inventory Appraisal” means an appraisal of the Inventory of a Borrower from an appraiser selected and engaged by the Lender, and prepared on a basis satisfactory to the Lender, such appraisals and updates to include, without limitation, information required by applicable law and regulations, as the same may be updated from time to time and at any time.

“Joinder Agreement” has the meaning assigned to such term in Section 5.13.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(e).

“LC Disbursement” means a payment made by the Lender pursuant to the Workers Comp Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of the Workers Comp Letter of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.

“LC Reimbursement Agreement” has the meaning assigned to such term in Section 2.05.

“Lender” means JPMorgan Chase Bank, N.A., its successors and assigns, and is generally referred to in this Agreement as the “the Lender.”

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, the Collateral Documents, the Loan Guaranty, the Workers Comp LC Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means, individually, each Borrower, Supreme/Murphy Truck Bodies, Inc., a North Carolina corporation, Supreme Properties East, Inc., a Delaware corporation, Supreme Properties West, Inc., a Delaware corporation, Supreme Properties North, Inc., a Delaware corporation, Supreme Properties South, Inc., a Delaware corporation, Supreme Indiana Management, Inc., a Delaware corporation, SC Tower Structural Laminating, Inc., a Texas corporation, Silver Crown, LLC, a Delaware limited liability company, and Supreme STB, LLC, a California limited liability company.

“Loan Guaranty” means Article IX of this Agreement and each separate Guarantee, in form and substance satisfactory to the Lender, delivered by any Loan Guarantor in favor of the Lender, as it may be amended or modified and in effect from time to time; provided, however, the term Loan Guaranty does not include any Workers Comp LC Guaranty delivered by any Loan Party from time to time.

“Loan Parties” means, collectively, each Borrower, each Loan Guarantor and each other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.

“Loan Party” means any of the Loan Parties, individually.

“Loans” means the loans and advances made by the Lender pursuant to this Agreement, including Protective Advances.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of any Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations deemed by the Lender to be material under the Loan Documents to which it is a party, (c) the Collateral, taken as a whole, or the Lender’s Liens on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Lender thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and the Workers Comp Letter of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrowers and its Subsidiaries in an aggregate principal amount exceeding $500,000.  For purposes of determining Material Indebtedness, the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means December 31, 2011, or any earlier date on which the Commitment is reduced to zero or otherwise terminated pursuant to the terms of this Agreement.

“Maximum Liability” has the meaning assigned to such term in Section 9.10.

“Minimum Required EBITDA” means, with respect to each Test Period, the amount set forth in the table on the Minimum Required EBITDA Schedule under the column entitled “Minimum Required EBITDA” that corresponds to such Test Period.

“Merger Transaction” has the meaning assigned to such term in Section 3.20.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of SIndustries and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with SIndustries or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which SIndustries or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by SIndustries or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Lender in its Permitted Discretion by an appraiser acceptable to the Lender, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Complying Borrowing Request” has the meaning assigned to such term in Section 2.03.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 9.11.

“Obligated Party” has the meaning assigned to such term in Section 9.02.

“Obligations” means, with respect to the Borrowers collectively, all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lender or any indemnified party arising under the Loan Documents and all Banking Services Obligations; and all Swap Obligations owing to the Lender or its Affiliates from the Loan Parties collectively.  When used with respect to any single Borrower, “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans made to such Borrower, such Borrower’s Allocable Share of the LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of such Borrower to the Lender or any indemnified party arising under the Loan Document, and all Banking Services Obligations of such Borrower; and (ii) all Swap Obligations owing to the Lender or its Affiliates from such Borrower.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 8.04.

“Paying Guarantor” has the meaning assigned to such term in Section 9.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a)           any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than dispositions described in Section 6.05(a); or

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with a fair value immediately prior to such event equal to or greater than $1,000,000; or

(c)           the issuance by SIndustries or any of its Subsidiaries of any Equity Interests to any Person other than a Borrower, or the receipt by SIndustries or any of its Subsidiaries of any capital contribution from a Person other than a Borrower; or

(d)           the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Lender as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Raw Material Inventory” means Inventory of the types designated on Schedule 1.01 as Raw Material Inventory.  The Lender may from time to time in its Permitted Discretion (a) designate types of Inventory other than those designated on Schedule 1.01 as Raw Material Inventory, or (b) remove such designation from a type of Inventory listed on Schedule 1.01.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees and agents of such Person and such Person’s Affiliates.

“Reorganization Transactions” means the following transactions:  (a) the formation of Supreme Indiana Operations, L.P. and Supreme Indiana Management, L.L.C. in December of 2001; (b) the transaction or series of transactions in 2002 that resulted in Supreme Corporation being the general partner and owning 99% of the partnership interests of Supreme Indiana Operations, L.P. and Supreme Indiana Management, L.L.C. being a limited partner and owning 1% of the partnership interests of Supreme Indiana Operations, L.P.; (c) the transfer in 2002 by Supreme Corporation of substantially all of its assets to Supreme Indiana Operations, L.P., which then did business under the assumed business name of Supreme Corporation; (d) the conversion in 2004 of Supreme Indiana Operations, L.P. into a corporation with a legal name of Supreme Indiana Operations, Inc.; and (e) any and all transactions entered into in connection with any of the transactions described in clauses (a) through (d).

“Report” means reports prepared by the Lender or another Person showing the results of appraisals, field examinations or audits pertaining to any Borrower’s assets from information furnished by or on behalf of any Borrower, after the Lender has exercised its rights of inspection pursuant to this Agreement.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requesting Borrower” has the meaning assigned to such term in Section 2.02(b).

“Reserves” means any and all reserves which the Lender deems necessary, in its Permitted Discretion, to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, unindemnified or under indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in SIndustries or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in SIndustries or any option, warrant or other right to acquire any such Equity Interests in SIndustries.

“Revolving Commitment” means the commitment of the Lender to make Revolving Loans, as such commitment may be reduced from time to time pursuant to Section 2.08.  The initial amount of the Lender’s Revolving Commitment is $30,000,000 minus, until the Borrowers fully satisfy the requirements of Section 4.03(a) of this Agreement, the GMAC Availability Block.

“Revolving Exposure” means, at any time, the sum of the outstanding principal amount of (a) Revolving Loans, plus (b) LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“SCTexas” means Supreme Corporation of Texas, a Texas corporation.

“SCTexas Borrowing Base” means, at any time, the Borrowing Base of SCTexas at such time.

“SCTexas Revolving Commitment” means the commitment of the Lender to make Revolving Loans pursuant to Section 2.01(c) of this Agreement, as such commitment may be reduced from time to time pursuant to Section 2.08.  The initial amount of the Lender’s SCTexas Revolving Commitment is $6,000,000.

“SCTexas Revolving Exposure” means, at any time, the sum of the outstanding principal amount of (a) Revolving Loans to SCTexas, plus (b) SCTexas’s Allocable Share of LC Exposure.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Secured Obligations” means, with respect to the Borrowers collectively, all Obligations, together with all (i) Banking Services Obligations, (ii) obligations, payments, liabilities, rents and fees now or hereafter owing by all or any of the Loan Parties to the Lender or its Affiliates with respect to leases, and (iii) Swap Obligations owing to the Lender or its Affiliates.  When used with respect to any single Borrower, the term “Secured Obligations” means all Obligations of such Borrower, together with all (i) Banking Services Obligations of such Borrower, (ii) obligations, payments, liabilities, rents and fees now or hereafter owing by such Borrower to the Lender or its Affiliates with respect to leases, and (iii) Swap Obligations of such Borrower owing to the Lender or its Affiliates.

“Security Agreement” means a Pledge and Security Agreement, dated as of the date hereof, between a Loan Party and the Lender, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“SIndustries” means Supreme Industries, Inc., a Delaware corporation.

“SIO Borrowing Base” means, at any time, the Borrowing Base of SIOperations at such time.

“SIO Revolving Commitment” means the commitment of the Lender to make Revolving Loans pursuant to Section 2.01(b) of this Agreement, as such commitment may be reduced from time to time pursuant to Section 2.08.  The initial amount of the Lender’s SIOperations Revolving Commitment is $30,000,000.

“SIO Revolving Exposure” means, at any time, the sum of the outstanding principal amount of (a) Revolving Loans to SIOperations, plus (b) SIOperations’ Allocable Share of LC Exposure.

“SIOperations” means Supreme Indiana Operations, Inc., a Delaware corporation, and successor by merger to Supreme Corporation.

“SMid-Atlantic” means Supreme Mid-Atlantic Corporation, a Texas corporation.

“SMid-Atlantic Borrowing Base” means, at any time, the Borrowing Base of SMid-Atlantic at such time.

“SMid-Atlantic Revolving Commitment” means the commitment of the Lender to make Revolving Loans pursuant to Section 2.01(d) of this Agreement, as such commitment may be reduced from time to time pursuant to Section 2.08.  The initial amount of the Lender’s SMid-Atlantic Revolving Commitment is $6,000,000.

“SMid-Atlantic Revolving Exposure” means, at any time, the sum of the outstanding principal amount of (a) Revolving Loans to SMid-Atlantic, plus (b) SMid-Atlantic’s Allocable Share of LC Exposure.

“SNorthwest” means Supreme Northwest, L.L.C., a Texas limited liability company.

“SNorthwest Borrowing Base” means, at any time, the Borrowing Base of SNorthwest at such time.

“SNorthwest Revolving Commitment” means the commitment of the Lender to make Revolving Loans pursuant to Section 2.01(e) of this Agreement, as such commitment may be reduced from time to time pursuant to Section 2.08.  The initial amount of the Lender’s SNorthwest Revolving Commitment is $2,500,000.

“SNorthwest Revolving Exposure” means, at any time, the sum of the outstanding principal amount of (a) Revolving Loans to SNorthwest, plus (b) SNorthwest’s Allocable Share of LC Exposure.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lender is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).

Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“STBCalifornia” means Supreme Truck Bodies of California, Inc., a California corporation.

“STBCalifornia Borrowing Base” means, at any time, the Borrowing Base of STBCalifornia at such time.

“STBCalifornia Revolving Commitment” means the commitment of the Lender to make Revolving Loans pursuant to Section 2.01(f) of this Agreement, as such commitment may be reduced from time to time pursuant to Section 2.08.  The initial amount of the Lender’s STBCalifornia Revolving Commitment is $3,500,000.

“STBCalifornia Revolving Exposure” means, at any time, the sum of the outstanding principal amount of (a) Revolving Loans to STBCalifornia, plus (b) STBCalifornia’s Allocable Share of LC Exposure.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Lender in its Permitted Discretion.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of SIndustries or any other Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Tangible Net Worth” means the consolidated stockholders’ equity of SIndustries and its Subsidiaries, less any allowance which is included in such stockholders’ equity for goodwill, patents,

trademarks, trade secrets, and any other assets which are classified as intangible assets under GAAP, and less the deferred tax asset arising from the recognition of any net operating loss carry forward, all determined on a consolidated basis for SIndustries and its Subsidiaries in accordance with GAAP.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Test Period” means a two Fiscal Month period identified under the column captioned “Test Period” on the table set forth on the Minimum Required EBITDA Schedule.

“Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of SIndustries and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions, and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the CB Floating Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Indiana or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Workers Comp Deductible Liability” means liability or payment obligations in connection with or by reason of deductibles, retained liability or insured claims for workers compensation claims made pursuant to one or more workers compensation insurance policies maintained by SIndustries with The Travelers Insurance Company.

“Workers Comp Deductible Indemnity Agreement” means an indemnity agreement executed in favor of SIndustries by a direct or indirect subsidiary of SIndustries that has Workers Comp Deductible Liability, which agreement shall (i) indemnify SIndustries for such Subsidiaries Allocable Share of the Workers Comp Deductible Liability, (ii) expressly provide that the Lender is a third party beneficiary of such agreement and entitled to enforce the rights of SIndustries under such agreement, and (iii) is otherwise in form and substance acceptable to the Lender in its Permitted Discretion.

“Workers Comp Letter of Credit” means letter of credit no. 00344043 issued by Chase, as issuer, at the request of SIndustries, as applicant, for the benefit of The Travelers Indemnity Company, as beneficiary, with an amount available to draw of $3,500,000, as the same may be amended, restated or otherwise modified from time to time.  The Workers Comp Letter of Credit secures payment to The Travelers Indemnity Company of deductibles of SIndustries and its subsidiaries with respect to Workers Comp Deductible Liability.

“Worker’s Comp LC Guaranty” means a Continuing Guaranty, dated as of the date hereof, executed by a direct or indirect subsidiary of SIndustries that has Workers Comp Deductible Liability, which shall guaranty the LC Exposure and all other indebtedness, obligations and liabilities of SIndustries to the Lender with respect to the Workers Comp Letter of Credit and with each such guaranty to be limited to an amount equal to such Subsidiaries Allocable Share of the Workers Comp Deductible Liability, as the same may be amended, restated or otherwise modified from time to time.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Lender that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrowers that the Lender request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01.  Commitment.  Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans as follows:

(a)           Subject to the limitations set forth in Sections 2.01(b) through (e) of this Agreement, the Lender agrees to make Revolving Loans to each Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Revolving Exposure exceeding the Revolving Commitment, subject to the Lender’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.

(b)           Subject to the limitations set forth in Section 2.01(a), the Lender agrees to make Revolving Loans to SIOperations from time to time during the Availability Period in an aggregate principal amount that will not result in the SIO Revolving Exposure exceeding the lesser of (i) the SIO Revolving Commitment or (ii) the SIO Borrowing Base, subject to the Lender’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.  The unpaid principal amount of the Facility A (as such term was defined in the Former Credit Agreement) immediately prior to the effectiveness of this Agreement shall continue as Revolving Loans in an equivalent amount to SIOperations under this Agreement and all unpaid, accrued interest on Facilitate A (as such term was defined in the Former Credit Agreement) immediately prior to the effectiveness of this Agreement shall be accrued, unpaid interest on the Revolving Loans to SIOperations.

(c)           Subject to the limitations set forth in Section 2.01(a), the Lender agrees to make Revolving Loans to SCTexas from time to time during the Availability Period in an aggregate principal amount that will not result in the SCTexas Revolving Exposure exceeding the lesser of (i) the SCTexas Revolving Commitment or (ii) the SCTexas Borrowing Base, subject to the Lender’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.

(d)           Subject to the limitations set forth in Section 2.01(a), the Lender agrees to make Revolving Loans to SMid-Atlantic from time to time during the Availability Period in an aggregate principal amount that will not result in the SMid-Atlantic Revolving Exposure exceeding the lesser of (i) the SMid-Atlantic Revolving Commitment or (ii) the SMid-Atlantic Borrowing Base, subject to the Lender’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.

(e)           Subject to the limitations set forth in Section 2.01(a), the Lender agrees to make Revolving Loans to SNorthwest from time to time during the Availability Period in an aggregate principal amount that will not result in the SNorthwest Revolving Exposure exceeding the lesser of (i) the SNorthwest Revolving Commitment or (ii) the SNorthwest Borrowing Base, subject to the Lender’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.

(f)            Subject to the limitations set forth in Section 2.01(a), the Lender agrees to make Revolving Loans to STBCalifornia from time to time during the Availability Period in an aggregate principal amount that will not result in the STBCalifornia Revolving Exposure exceeding the lesser of (i) the STBCalifornia Revolving Commitment or (ii) the STBCalifornia Borrowing Base, subject to the Lender’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.

(g)           Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and re-borrow Revolving Loans.

SECTION 2.02.  Loans and Borrowings.

(a)           Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type.  Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.04.

(b)           Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of CBFR Loans or Eurodollar Loans as the Borrower requesting to make such Revolving Borrowing (the “Requesting Borrower”) may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as CBFR Borrowings.  The Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000.  CBFR Revolving Borrowings may be in any amount.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Revolving Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, a Requesting Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Borrowing Procedures; Requests for Revolving Borrowings.

(a)           Notices by the Borrowers to the Lender of requests for Revolving Loans.  To request a Revolving Borrowing, the Requesting Borrower shall notify the Lender of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Indianapolis time, three Business Days before the date of the proposed Borrowing or (b) in the case of a CBFR Borrowing, not later than noon, Indianapolis time, on the date of the proposed Borrowing; provided that any such notice of a CBFR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 9:00 a.m., Indianapolis time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Requesting Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)            the aggregate amount of the requested Borrowing, and if more than one Requesting Borrower is making such Borrowing Request, the amount of Borrowing requested by each Requesting Borrower;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a CBFR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Requesting Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(b)           Procedures For Inadequate Availability.  If any Borrowing Request is made and such Borrowing Request requests Revolving Loans in excess of the amounts permitted in Section 2.01 of this Agreement (a “Non-Complying Borrowing Request”), then the Lender may reject such Borrowing Request with respect to any or all of the Requesting Borrowers.  Lender has no obligation to make any of the Revolving Loans requested pursuant to a Non-Complying Borrowing Request unless and until such

Requesting Borrowers submit a new Borrowing Request in which the requested Revolving Loans do not exceed the amounts permitted in Section 2.01 of this Agreement (subject to all other terms and conditions of this Agreement).

SECTION 2.04.  Protective Advances.  Subject to the limitations set forth below, the Lender is authorized by each Borrower, from time to time in the Lender’s Permitted Discretion (but shall have absolutely no obligation to), to make Loans to such Borrower, which the Lender, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral of such Borrower, or any portion thereof, or (ii) to pay any other amount chargeable to or required to be paid by such Borrower pursuant to the terms of this Agreement, including payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including costs, fees, and expenses as described in Section 8.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time with respect to such Borrower shall not exceed $1,000,000; provided further that, the aggregate amount of outstanding Protective Advances plus the Revolving Exposure shall not exceed the aggregate Revolving Commitment.  Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The Lender shall provide such Borrower with notice of any Protective Advances advanced by the Lender as soon as practicable.  The Protective Advances constitute Obligations hereunder.  All Protective Advances shall be CBFR Borrowings.

SECTION 2.05.  Workers Comp Letter of Credit.

(a)           General.  The Lender issued the Worker Comp Letter of Credit for the account of SIndustries pursuant to an Application and Agreement For Irrevocable Standby Letter of Credit dated as of September 23, 2003 (as the same has been or may be amended from time to time, the “LC Reimbursement Agreement”).  The Workers Comp Letter of Credit is security to The Travelers Indemnity Company for Workers Comp Deductible Liability incurred under a large deductible workers compensation insurance policy maintained by SIndustries to cover workers’ compensation claims against the other Borrowers.  Each such Borrower has, prior to or simultaneously with the execution of this Agreement, executed a Workers Comp Deductible Indemnity Agreement in favor of SIndustries pursuant to which such Borrower agrees to indemnify SIndustries for such Borrower’s Allocable Share of Workers Comp Deductible Liability.  Each such Borrower derives direct and substantial benefit from the Workers Comp Letter of Credit, and accordingly each such Borrower (a) shall be directly liable to the Lender for such Borrower’s Allocable Share of each LC Disbursement from the Workers Comp Letter of Credit, and (b) is, simultaneously with the execution of this Agreement, executing a Workers Comp LC Guaranty in favor of the Lender, pursuant to which such Borrower guaranties the payment to Lender of such Borrower’s Allocable Share of the LC Exposure.  The Borrowers represent that Schedule 2.05 of this Agreement sets forth the good faith determination of the Allocable Share of Workers Comp Deductible Liability of each such Borrower and an explanation of how such allocation was made by the Borrowers.  For the avoidance of doubt, the Lender is not making any commitment in this Agreement to the Borrowers with respect to any renewal or extension of the Workers Comp Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the LC Reimbursement Agreement, the terms and conditions of the LC Reimbursement Agreement shall control.

(b)           Reimbursement.  If the Lender shall make any LC Disbursement, SIndustries shall reimburse such LC Disbursement pursuant to the requirements of the LC Reimbursement Agreement; provided that each of the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with a CBFR Revolving Borrowing in an equivalent amount to such Borrower’s Allocable Share of the LC Disbursement and, to the extent so financed, SIndustries’ obligation to make such payment shall be discharged and replaced by the resulting CBFR Revolving Borrowings.  If SIndustries or the Borrowers fail to reimburse LC Disbursements within the time periods required by the LC Reimbursement Agreement, each Borrower shall be deemed to have elected that reimbursement of the LC Disbursement be financed with a CBFR Revolving Borrowing in an equivalent amount to such Borrower’s Allocable Share of such LC Disbursement and, to the extent so financed, SIndustries’ obligation to make such payment shall be discharged and replaced by the resulting CBFR Revolving Borrowings.  Such CBFR Revolving Borrowings shall be made as of the date the LC Disbursement is required to be reimbursed by the LC Reimbursement Agreement, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to a Revolving Loan.

(c)           Obligations Absolute.  Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (b) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of the Workers Comp Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under the Workers Comp Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Lender under the Workers Comp Letter of Credit against presentation of a draft or other document that does not comply with the terms of the Workers Comp Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.  Neither the Lender nor any of its Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of the Workers Comp Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to the Workers Comp Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender; provided that the foregoing shall not be construed to excuse the Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Lender’s failure to exercise care when determining whether drafts and other documents presented under the Workers Comp Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of the Workers Comp Letter of Credit, the Lender may, in its Permitted Discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of the Workers Comp Letter of Credit.

(d)           Interim Interest.  If the Lender shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to CBFR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (b) of this Section, then Section 2.12(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Lender.

(e)           Cash Collateralization.  If any Default shall occur and be continuing, then on the Business Day that the Borrowers receive notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in an account with the Lender, in the name and for the benefit of the Lender (the “LC Collateral Account”), an amount in cash equal to 105% of such Borrower’s

Allocable Share of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Lender as collateral for the payment and performance of the Secured Obligations.  The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and each Borrower hereby grant the Lender a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account.  Moneys in the LC Collateral Account shall be applied by the Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations of such Borrower.  If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Defaults have been cured or waived by the Lender in writing.

SECTION 2.06.  Funding of Borrowings.  The Lender shall make each Loan to be made by it hereunder on the proposed date thereof available to the Borrowers by promptly crediting the amounts in immediately available funds, to the Funding Account; provided that CBFR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) or a Protective Advance shall be retained by the Lender.

SECTION 2.07.  Interest Elections.

(a)           Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Requesting Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Requesting Borrower may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Protective Advances, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the Requesting Borrower shall notify the Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Requesting Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the Requesting Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Requesting Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           If the Requesting Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a CBFR Borrowing.  Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Lender so notifies the Borrowers, then, so long as a Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.  Termination of Commitment.

(a)           Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b)           The Borrowers may at any time terminate the Revolving Commitment upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and the Workers Comp Letter of Credit, (ii) the cancellation and return of the Workers Comp Letter of Credit (or alternatively, with respect to the Workers Comp Letter of Credit, the furnishing to the Lender of a cash deposit in an amount equal to 105% of the LC Exposure at the time of termination), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c)           The Borrowers may from time to time reduce the Revolving Commitment; provided that (i) each reduction of the Revolving Commitment shall be in an amount that is an integral multiple of $250,000 and not less than $250,000 and (ii) the Borrowers shall not reduce the Revolving Commitment if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the Revolving Exposure would exceed the reduced Revolving Commitment.

(i)            SIOperations may from time to time reduce the SIO Revolving Commitment; provided that (A) each reduction of the SIO Revolving Commitment shall be in an amount that is an integral multiple of $250,000 and not less than $250,000 and (B) SIO shall not reduce the SIO Revolving Commitment if, after giving effect to any concurrent prepayment of the Revolving Loans to SIOperations in accordance with Section 2.09, the SIO Revolving Exposure would exceed the reduced SIO Revolving Commitment.  Each reduction in the Revolving Commitment shall simultaneously reduce the SIO Revolving Commitment by an equivalent amount, and each reduction in the SIO Revolving

Commitment shall simultaneously reduce the Revolving Commitment by an equivalent amount.

(ii)           SCTexas may from time to time reduce the SCTexas Revolving Commitment; provided that (A) each reduction of the SCTexas Revolving Commitment shall be in an amount that is an integral multiple of $100,000 and not less than $100,000 and (B) SCTexas shall not reduce the SCTexas Revolving Commitment if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the SCTexas Revolving Exposure would exceed the reduced SCTexas Revolving Commitment.

(iii)          SMid-Atlantic may from time to time reduce the SMid-Atlantic Revolving Commitment; provided that (A) each reduction of the SMid-Atlantic Revolving Commitment shall be in an amount that is an integral multiple of $100,000 and not less than $100,000 and (ii) SMid-Atlantic shall not reduce the SMid-Atlantic Revolving Commitment if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the SMid-Atlantic Revolving Exposure would exceed the reduced SMid-Atlantic Revolving Commitment.

(iv)          SNorthwest may from time to time reduce the SNorthwest Revolving Commitment; provided that (A) each reduction of the SNorthwest Revolving Commitment shall be in an amount that is an integral multiple of $100,000 and not less than $100,000 and (B) SNorthwest shall not reduce the SNorthwest Revolving Commitment if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the SNorthwest Revolving Exposures would exceed the reduced SNorthwest Revolving Commitment.

(v)           STBCalifornia may from time to time reduce the STBCalifornia Revolving Commitment; provided that (A) each reduction of the STBCalifornia Revolving Commitment shall be in an amount that is an integral multiple of $100,000 and not less than $100,000 and (B) the STBCalifornia shall not reduce the STBCalifornia Revolving Commitment if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the STBCalifornia Revolving Exposure would exceed the reduced STBCalifornia Revolving Commitment.

(d)           The Borrowers shall notify the Lender of any election to terminate or reduce the Commitment under paragraph (b) of this Section at least five Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitment delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitment shall be permanent.

SECTION 2.09.  Repayment of Loans; Evidence of Debt.

(a)           Each Borrower hereby unconditionally promises to pay (i) to the Lender for its account the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date, and (ii) to the Lender the then unpaid amount of each Protective Advance made to such Borrower on the earlier of the Maturity Date and demand by the Lender.

(b)           The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the Lender resulting from each Loan made by the

Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(c)           The Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder.

(d)           The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)           The Lender may request that Loans made by it be evidenced by a promissory note.  In such event, each Borrower shall execute and deliver to the Lender a promissory note payable to the order of the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and in a form approved by the Lender.  The Lender shall have no obligation to make advances of Revolving Loans until the promissory note has been approved by the Lender and executed and delivered by each Borrower.  Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.  Prepayment of Loans.

(a)           The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without penalty or premium except as set forth in Section 2.15.

(b)           In the event and on such occasion that the Revolving Exposure exceeds the Revolving Commitment, one or more of the Borrowers shall prepay the Revolving Loans made to such Borrower and such Borrower’s Allocable Share of the LC Exposure, with the aggregate amount of such prepayment by the Borrowers to be equal to the amount by which the Revolving Exposure exceeds the Revolving Commitment.  In addition, the Borrowers shall make the following prepayments with respect to the Commitments:

(i)            In the event and on such occasion that the SIO Revolving Exposure exceeds the lesser of (A) the SIO Revolving Commitment or (B) the SIO Borrowing Base, SIOperations shall prepay the Revolving Loans made to SIOperations and SIOperations’ Allocable Share of LC Exposure in an aggregate amount equal to such excess.

(ii)           In the event and on such occasion that the SCTexas Revolving Exposure exceeds the lesser of (A) the SCTexas Revolving Commitment or (B) the SCTexas Borrowing Base, SCTexas shall prepay the Revolving Loans made to SCTexas and SCTexas’ Allocable Share of LC Exposure in an aggregate amount equal to such excess.

(iii)          In the event and on such occasion that the SMid-Atlantic Revolving Exposure exceeds the lesser of (A) the SMid-Atlantic Revolving Commitment or (B) the SMid-Atlantic Borrowing Base, SMid-Atlantic shall prepay the Revolving Loans made to SMid-Atlantic and SMid-Atlantic’s Allocable Share of LC Exposure in an aggregate amount equal to such excess.

(iv)          In the event and on such occasion that the SNorthwest Revolving Exposure exceeds the lesser of (A) the SNorthwest Revolving Commitment or (B) the SNorthwest Borrowing Base, SNorthwest shall prepay the Revolving Loans made to SNorthwest and SNorthwest ‘s Allocable Share of LC Exposure in an aggregate amount equal to such excess.

(v)           In the event and on such occasion that the STBCalifornia Revolving Exposure exceeds the lesser of (A) the STBCalifornia Revolving Commitment or (B) the STBCalifornia Borrowing Base, STBCalifornia shall prepay the Revolving Loans made to STBCalifornia and STBCalifornia’s Allocable Share of LC Exposure in an aggregate amount equal to such excess.

(c)           In the event and on each occasion that any Net Proceeds are received by or on behalf of any Borrower in respect of any Prepayment Event, such Borrower shall, immediately after such Net Proceeds are received by such Borrower, prepay the Obligations of such Borrower as set forth in this Section 2.10(c) below in an aggregate amount equal to 100% of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if such Borrower delivers to the Lender a certificate of a Financial Officer to the effect that such Borrower intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 120 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of such Borrower, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 120-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

All such amounts paid by a Borrower pursuant this Section 2.10(c) shall be applied as follows:

(i)            All such amounts paid by a Borrower pursuant this Section 2.10(c) (as to any proceeds from insurance, condemnation, sale, transfer or other disposition, to the extent they arise from casualties, losses, sales, transfers, or other dispositions of Equipment, Fixtures and real property) shall be applied, first to prepay any Protective Advances made to such Borrower that may be outstanding, pro rata, second to prepay the outstanding Revolving Loans made to such Borrower with a corresponding reduction in the Revolving Commitment and such Borrower’s individual Commitment (e.g. the SIO Revolving Commitment, the SCTexas Revolving Commitment, the SMid-Atlantic Revolving Commitment, the SNorthwest Revolving Commitment, and the STBCalifornia Revolving Commitment), third, to cash collateralize such Borrower’s Allocable Share of the outstanding LC Exposure and fourth to cash collateralize the Guaranteed Obligations of such Borrower.  If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Lender, in its Permitted Discretion.

(ii)           All such amounts paid by a Borrower pursuant to this Section 2.10(c) (as to any proceeds from insurance, condemnation, sale, transfer or other disposition, to the extent they arise from casualties, losses, sales, transfers, or other dispositions of cash or Inventory) shall be applied, first to prepay any Protective Advances of such Borrower that may be outstanding, pro rata, second to prepay the outstanding Revolving Loans made to such Borrower (but without a reduction in any Commitment), third, to cash collateralize such Borrower’s Allocable Share of the outstanding LC Exposure and fourth to cash collateralize the Guaranteed Obligations of such Borrower.  If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Lender, in its Permitted Discretion.

(iii)          All such amounts paid by a Borrower pursuant this Section 2.10(c) (as to any proceeds from an event described in clause (c) or (d) of the definition of the term “Prepayment Event”) shall be applied, first to prepay any Protective Advances made to such Borrower that may be outstanding, pro rata, second to prepay the outstanding Revolving Loans made to such Borrower with a corresponding reduction in the Revolving Commitment and such Borrower’s individual Commitment (e.g. the SIO Revolving Commitment, the SCTexas Revolving Commitment, the SMid-Atlantic Revolving Commitment, the SNorthwest Revolving Commitment, and the STBCalifornia Revolving Commitment), third, to cash collateralize such Borrower’s Allocable Share of the outstanding LC Exposure and fourth to cash collateralize the Guaranteed Obligations of such Borrower.

(d)           In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party (other than a Borrower) in respect of any Prepayment Event, such Loan Party shall, immediately after such Net Proceeds are received by such Loan Party, prepay the Obligations of the Borrowers as set forth in this Section 2.10(d) below in an aggregate amount equal to 100% of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if such Loan Party delivers to the Lender a certificate of a Financial Officer to the effect that such Loan Party intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 120 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of such Loan Party, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 120-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied. All such amounts paid by a Loan Party pursuant this Section 2.10(d) shall be applied first to prepay any Protective Advances of each Borrower that may be outstanding, pro rata, second to prepay the outstanding Revolving Loans made to each Borrower, pro rata (but without a reduction in any Commitment), and third to cash collateralize the Guaranteed Obligations of such Loan Party.

(e)           The Borrowers shall notify the Lender by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 10:00 a.m., Indianapolis time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a CBFR Revolving Borrowing, not later than 10:00 a.m., Indianapolis time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitment as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11.  Fees.

(a)           SIndustries agrees to pay to the Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of the Lender during the period from and including the Effective Date to but excluding the date on which the Lender’s Revolving Commitment terminates.  Accrued commitment fees shall be payable in arrears on the first Business Day of each calendar quarter and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b)           SIndustries agrees to pay to the Lender a closing fee in an aggregate amount equal to $33,500.  The entire closing fee is fully earned by the Lender and shall be due and payable in full on the Effective Date.

(c)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12.  Interest.

(a)           The Loans comprising each CBFR Borrowing shall bear interest at the CB Floating Rate plus the Applicable Rate.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Each Protective Advance shall bear interest at the CB Floating Rate plus the Applicable Rate plus 3% per annum.

(d)           Notwithstanding the foregoing, during the occurrence and continuance of a Default, the Lender may, at its option, by notice to the Borrowers, declare that (i) all Loans shall bear interest at 3% per annum plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 3% per annum plus the rate applicable to such fee or other obligation as provided hereunder.

(e)           Accrued interest on each Loan (for CBFR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a CBFR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)            All interest (i) on CBFR Loans shall (A) during any time the applicable interest rate for CBFR Loans is calculated using the Prime Rate, be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed, and (B) at all other times, be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed; and (ii) on Eurodollar Loans shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.  The applicable CB Floating Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

SECTION 2.13.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)           the Lender determines the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Lender shall give notice thereof to the Borrowers by telephone or facsimile as promptly as practicable thereafter and, until the Lender notifies the Borrowers that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as a CBFR Borrowing.

SECTION 2.14.  Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on the Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or the Workers Comp Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Lender of maintaining the Workers Comp Letter of Credit or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to the Lender upon receipt of a certification from Lender, as provided in (c) below, such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)           If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, as a consequence of this Agreement or the Loans made by the Lender or the Workers Comp Letter of Credit to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to the Lender such additional amount or amounts upon receipt of a certification from Lender, as provided in (c) below, as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)           A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(c) and is revoked in accordance therewith), then, in any such event, the Borrowers shall compensate the Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.  [This Section Reserved].

SECTION 2.17.  Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a)           Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., Indianapolis time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Lender at its offices at 121 West Franklin St., Elkhart, Indiana 46516, If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)           Any proceeds of Collateral received by the Lender (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the applicable Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.10), or (ii) after an Event of Default has occurred and is continuing and the Lender so elects such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Lender from such Borrower, second, to pay interest due in respect of the Protective Advances for the account of such Borrower, third, to pay the principal of the Protective Advances for the account of such Borrower, fourth, to pay interest then due and payable on the Loans made to such Borrower (other than the Protective Advances), fifth, to prepay principal on the Loans made to such Borrower (other than the Protective Advances) and unreimbursed LC Disbursements owed by such Borrower or for which such Borrower is a Loan Guarantor, sixth, to pay an amount to the Lender equal to one hundred percent (100%) of the aggregate undrawn face amount of the Workers Comp Letter of Credit and the aggregate amount of unpaid LC Disbursements, to be held as cash collateral for such Obligations, seventh, to payment of any amounts owing with respect to Banking Services and Swap Obligations of such Borrower, eighth, to the payment of any other Secured Obligation due to the Lender by such Borrower, and ninth, to cash collateralize the Guaranteed Obligations of such Borrower.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers, or unless a Default is in existence, the

Lender shall not apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding CBFR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.15.  The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)           At the election of the Lender, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 8.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by a Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrowers maintained with the Lender.  As soon as practical, the Lender shall provide written or verbal notice to the Borrowers of any payments made in accordance with the preceding sentence other than interest payments; provided, however, that Lender shall have no liability and the Borrowers shall have no claim by reason of the inadvertent failure of Lender to timely give such notification.  Each Borrower hereby irrevocably authorizes (i) the Lender to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 8.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.04, as applicable and (ii) the Lender to charge any deposit account of the Borrowers maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

SECTION 2.18.  Indemnity for Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender.  The provisions of this Section 2.18 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.18 shall survive the termination of this Agreement.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lender that:

SECTION 3.01.  Organization; Powers.  Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing, and, if applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Change.

(a)           SIndustries has heretofore furnished to the Lender its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended December 26, 2009, reported on by Crowe Horwath LLP, independent public accountants, and (ii) as of and for the Fiscal Month and portion of the Fiscal Year ended August 21, 2010, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of SIndustries and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)           No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 26, 2009.

SECTION 3.05.  Properties.

(a)           As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party.  Each of such leases and subleases is valid and enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and is in full force and effect, and, except as set forth on Schedule 3.05, no default by any party to any such lease or sublease exists.  Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)           Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, as of the date of this Agreement and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement.

SECTION 3.06.  Litigation and Environmental Matters.

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)                                 Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c)                                  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements.  Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08.  Investment Company Status.  No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves.  No tax liens have been filed and no claims are being asserted with respect to any such taxes.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11.  Disclosure.  The Borrowers have disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

SECTION 3.12.  Material Agreements.  No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

SECTION 3.13.  Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

SECTION 3.14.  Insurance.  Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums in respect of such insurance have been paid.  The Borrowers believe that the insurance maintained by or on behalf of the Borrowers and the Subsidiaries is adequate.

SECTION 3.15.  Subsidiaries.  Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to SIndustries of each and all of its Subsidiaries, and (b) the type of entity of the SIndustries and each of its Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

SECTION 3.16.  Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Lender, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Lender pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Lender has not obtained or does not maintain possession of such Collateral.

SECTION 3.17.  Employment Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened.  The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

SECTION 3.18.  Affiliate Transactions.  Except as set forth on Schedule 3.18, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party.

SECTION 3.19.  Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lender to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.20.  Reorganization Transactions.  As a result of the Reorganization Transactions, Supreme Corporation, a Texas corporation, was the primary obligor to the Lender with respect to all credit and loans extended by the Lender, and Supreme Indiana Operations, Inc., a Delaware corporation, was liable as a guarantor with respect to all such credit and loans (which guaranty obligation replaced the primary obligation of Supreme Indiana Operations, Inc. to the Lender that Supreme Indiana Operations, Inc. assumed in 2002).  Supreme Indiana Operations, Inc., a Delaware corporation and Supreme Corporation, a Texas corporation, merged on September 28, 2010 with Supreme Indiana Operations, Inc., a Delaware corporation being the surviving entity (the “Merger Transaction”).  Accordingly, all Liabilities (as such term is defined in the Former Credit Agreement) are, as of the Effective Date, the Obligations of Supreme Indiana Operations, Inc., a Delaware corporation (referred to in this Agreement as SIOperations).

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a)                                  Credit Agreement and Loan Documents.  The Lender (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Lender (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including a written opinion of the Loan Parties’ counsel, addressed to the Lender.

(b)                                 Financial Statements and Projections.  The Lender shall have received (i) audited consolidated financial statements of SIndustries for the 2009 Fiscal Year, (ii) unaudited interim consolidated financial statements of SIndustries for each Fiscal Month and Fiscal Quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lender, reflect any material adverse change in the consolidated financial condition of SIndustries as reflected in the financial statements or any projections furnished to Lender and (iii) satisfactory monthly projections through Fiscal Year 2011.

(c)                                  Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Lender shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a certificate of existence/good standing for each Loan Party from its jurisdiction of organization.

(d)                                 No Default Certificate.  The Lender shall have received a certificate, signed by the chief financial officer of SIndustries, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Lender.

(e)                                  Fees.  The Lender shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.  All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrowers to the Lender on or before the Effective Date.

(f)                                    Lien Searches.  The Lender shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Lender.

(g)                                 Pay-Off Letter.  The Lender shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized.

(h)                                 Funding Account.  The Lender shall have received a notice setting forth the deposit account of each Borrower (the “Funding Account”) to which the Lender is authorized by each Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i)                                     Collateral Access and Control Agreements.  The Lender shall have received each (i) Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreements and (ii) Deposit Account Control Agreement required to be provided pursuant to Section 4.14 of the Security Agreements.

(j)                                     Solvency.  The Lender shall have received a solvency certificate from a Financial Officer.

(k)                                  Borrowing Base Certificate.  The Lender shall have received a Borrowing Base Certificate which calculates the Borrowing Base of each Borrower as of August 21, 2010.

(l)                                     Pledged Stock; Stock Powers; Pledged Notes.  The Lender shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Lender pursuant to the Security Agreements endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m)                               Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(n)                                 Insurance.  The Lender shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Lender and otherwise in compliance with the terms of Section 5.09 and Section 4.12 of the Security Agreements.

(o)                                 Approvals.  The Borrowers shall have obtained, on satisfactory terms to Lender, all governmental and third party approvals necessary in connection with the Transactions contemplated hereby and the continuing operations of the Borrowers and their Subsidiaries (including shareholder approvals, if any).

(p)                                 Workers Comp Deductible Indemnity.  The Lender shall have received a fully executed copy of the Workers Comp Deductible Indemnity from each direct or indirect subsidiary of SIndustries that has Workers Comp Deductible Liability.

(q)                                 Leases.  The Lender shall have received a fully executed copy of each lease of real property to which a Loan Party is a party as of the date of this Agreement.

(r)                                    Subordination Agreements.  Each Loan Party shall have duly executed and delivered a Subordination Agreement to the Lender, which Subordination Agreement (a) shall provide that all of the liability of each other Loan Party owing to such Loan Party (the “Intercompany Liabilities”) are fully subordinated to the payment of the Secured Obligations, (b) provides the Intercompany Liabilities shall be unsecured, (c) prohibits the payment of the Intercompany Liabilities after an Event of Default, and (d) is otherwise in form and substance acceptable to the Lender.

(s)                                  Ratification Resolutions.  The Lender shall have received certified resolutions of the Board of Directors of SIndustries, Supreme Corporation and SIOperations ratifying the Reorganization Transactions.

(t)                                    Merger Documents.  The Lender shall have received copies of all resolutions, merger documents, and filings in connection with the merger of Supreme Indiana Operations, Inc., a Delaware corporation, and Supreme Corporation, a Texas corporation.

(u)                                 Transfer of Supreme Insurance Company, Inc.  Copies of all resolutions and documents in connection with the transfer of the ownership of the outstanding capital stock of Supreme Insurance Company, Inc. to SIndustries.

(v)                                 Other Documents.  The Lender shall have received such other documents as the Lender or its counsel may have reasonably requested.

The Lender shall notify the Borrowers of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lender to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Indianapolis time, on October 18, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitment shall terminate at such time).

SECTION 4.02.  Each Credit Event.  The obligation of the Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)                                  The representations and warranties of each of the Loan Parties set forth in this Agreement shall be true and correct on and as of the date of such Borrowing.

(b)                                 At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c)                                  No Material Adverse Effect shall have occurred and be continuing.

(d)                                 After giving effect to any Borrowing, the Borrowers are in compliance with the requirements of Article II of this Agreement.

Each Borrowing shall be deemed to constitute a representation and warranty by the Requesting Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c), and (d) of this Section.

SECTION 4.03.  Post-closing Conditions.  The obligation of the Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions prior to the dates set forth below for their satisfaction:

(a)                                  Intercreditor Agreement.  Within 60 days of the Effective Date, the Lender shall have received either (i) a duly executed Intercreditor Agreement from GMAC, or (ii) copies of duly filed and recorded UCC financing statement amendments terminating the following UCC financing statements:  UCC financing statement no. 030013227199, filed on January 8, 2001 with the Texas Secretary of State naming Supreme Corporation as debtor; and UCC financing statement no. 8800239558, filed on October 17, 1988 with the Texas Secretary of State naming Supreme Corporation as debtor.

ARTICLE V

Affirmative Covenants

Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and the Workers Comp Letter of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lender that:

SECTION 5.01.  Financial Statements; Borrowing Base and Other Information.  The Borrowers will furnish to the Lender:

(a)                                  within 90 days after the end of each Fiscal Year of SIndustries, its audited consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing acceptable to the Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of SIndustries and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b)                                 within 45 days after the end of each Fiscal Month of SIndustries, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of SIndustries and its consolidated Subsidiaries on a consolidated basis consistent with SIndustries’ prior practices and in accordance with GAAP in all material respects consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of SIndustries in substantially the form of Exhibit C (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of SIndustries and its consolidated Subsidiaries on a consolidated basis consistent with SIndustries’ prior practices and in accordance with GAAP in all material respects consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                                 concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)                                  as soon as available, but in any event not more than 90 days prior to the end of each Fiscal Year of SIndustries, but not less than 30 days prior to the end of such Fiscal Year, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement, and funds flow statement) of SIndustries for each Fiscal Month of such Fiscal Year (the “Projections”) in form reasonably satisfactory to the Lender;

(f)                                    as soon as available but in any event within 30 days of the end of each calendar month, and at such other times as may be requested by the Lender, as of the period then ended, a Borrowing Base Certificate setting forth the Borrowing Base for each of SIOperations, SCTexas, SMid-Atlantic, SNorthwest, and STBCalifornia and supporting information in connection therewith, together with any additional reports with respect to such Borrowing Bases as the Lender may reasonably request;

(g)                                 as soon as available but in any event within 30 days of the end of each calendar month and at such other times as may be requested by the Lender, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Lender:

(i)                                     a detailed aging of each Borrower’s Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Lender, together with a summary specifying the balance due for each Account Debtor, and for the summary due in January of each year, specifying the name, mailing address and place of business, phone number and contact person of each Account Debtor;

(ii)                                  a schedule detailing each Borrower’s Inventory, in form satisfactory to the Lender, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Lender has previously indicated to the Borrowers are deemed by the Lender to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Borrowers and complaints and claims made against the Borrowers), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii)                               a worksheet of calculations prepared by each Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion; and

(iv)                              a reconciliation of each Borrower’s Accounts and Inventory between the amounts shown in such Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above;

(h)                                 promptly upon the Lender’s request:

(i)                                     as of the close of the most recent calendar month, a schedule and aging of each Borrower’s accounts payable, each delivered electronically in a text formatted file acceptable to the Lender;

(ii)                                  copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service;

(iii)                               copies of invoices in connection with the invoices issued by each Borrower in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(iv)                              copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party;

(v)                                 a schedule detailing the balance of all intercompany accounts of the Loan Parties; and

(vi)                              each Borrower’s sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;

(i)                                     promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by SIndustries or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by SIndustries to its shareholders generally, as the case may be; and

(j)                                     promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of SIndustries or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request.

SECTION 5.02.  Notices of Material Events.  The Borrowers will furnish to the Lender prompt written notice of the following:

(a)                                  the occurrence of any Default;

(b)                                 receipt of any notice of any governmental investigation or any litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of $1,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws; (vi) contests any tax, fee, assessment, or other governmental charge in excess of $1,000,000, or (vii) involves any product recall;

(c)                                  any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;

(d)                                 any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance;

(e)                                  any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within five Business Days after receipt thereof);

(f)                                    the fact that a Loan Party has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within two Business Days);

(g)                                 the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $1,000,000; and

(h)                                 any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the applicable Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  Except to the extent that such failure will not result in a Material Adverse Effect, each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04.  Payment of Obligations.  Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations,

including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties.  Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and insured casualty loss excepted.

SECTION 5.06.  Books and Records; Inspection Rights.  Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Lender (including employees of the Lender, or any consultants, accountants, lawyers and appraisers retained by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  The Loan Parties acknowledge that the Lender, after exercising its rights of inspection, may prepare certain Reports pertaining to the Loan Parties’ assets for internal use by the Lender.  Each Loan Party will permit the Lender to conduct field audit examinations of the Loan Party’s assets, liabilities, books and records at a frequency not less than two times per Fiscal Year; provided that the Lender may conduct any additional field audit examinations of the Loan Party’s assets, liabilities, books and records that the Lender deems necessary or appropriate in its Permitted Discretion; and provided further that the Loan Party will permit the Lender to conduct such examinations at any time and with any reasonable frequency after a Default.  In connection with such field audits, the Loan Party will permit the Lender to make test verifications of the Accounts with the Loan Party’s customers.

SECTION 5.07.  Compliance with Laws.  Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Use of Proceeds.  The proceeds of the Loans shall be used by each Borrower (A) for such Borrower’s general corporate and working capital purposes and, in the case of SIOperations, to refinance its indebtedness to the Lender as of the Effective Date.  No part of the proceeds of any Loan will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, or (ii) to make any Acquisition.

SECTION 5.09.  Insurance.  Except as Lender may otherwise consent in writing, each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A+ by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability and (v) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, and (b) all insurance required pursuant to the Collateral Documents.  The Borrowers will furnish to the Lender, information in reasonable detail as to the insurance so maintained.

SECTION 5.10.  Casualty and Condemnation.  Each Loan Party (a) will furnish to the Lender prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and

(b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.11.  Appraisals.  At any time that the Lender requests, the Loan Parties will provide the Lender with Inventory Appraisals or updates thereof.

SECTION 5.12.  Depository Banks.  Each Loan Party shall maintain the Lender as its principal depository bank, including for the maintenance of operating, administrative, cash management and other deposit accounts for the conduct of its business.  At the request of the Lender, each Loan Party shall promptly execute control agreements acceptable to the Lender for any depository accounts of such Loan Party maintained at a depository institution other than the Lender.

SECTION 5.13.  Additional Collateral; Further Assurances.

(a)                                  Subject to applicable law, each Borrower and each Subsidiary that is a Loan Party shall, unless the Lender otherwise consents, cause each of its Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit C hereto (the “Joinder Agreement”).  Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Lender, in any property of such Loan Party which constitutes Collateral, but excluding any parcel of real property located in the U.S. owned by any Loan Party.

(b)                                 Each Borrower and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic Subsidiaries and (ii) 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) in each foreign Subsidiary directly owned by any Borrower or any domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Lender pursuant to the terms and conditions of the Loan Documents or other security documents as the Lender shall reasonably request.

(c)                                  Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.  Notwithstanding the foregoing, at any time after a Default has occurred, each Loan Party will, upon the request of the Lender, cause each Foreign Subsidiary to become a Loan Party and a Loan Guarantor and to grant Liens to the Lender on its assets and have the balance of its stock pledged to the Lender.

ARTICLE VI

Negative Covenants

Until the Commitment has expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and the Workers Comp Letter of Credit has expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lender that:

SECTION 6.01.  Indebtedness.  No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)                                  the Secured Obligations;

(b)                                 Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (d) hereof;

(c)                                  Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (d) hereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $500,000 at any time outstanding;

(d)                                 Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b) and (c) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness; and

(e)                                  Indebtedness of any Loan Party to any other Loan Party, provided that such Indebtedness shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Lender;

(f)                                    Guarantees by any Loan Party of Indebtedness of any other Loan Party, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, and (ii) Guarantees permitted under this clause (f) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations; and

(g)                                 Other unsecured Indebtedness in an aggregate principal amount not exceeding $500,000 at any time outstanding.

SECTION 6.02.  Liens.  No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                  Liens created pursuant to any Loan Document;

(b)                                 Permitted Encumbrances;

(c)                                  any Lien on any property or asset of any Borrowers or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(d)                                 Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary;

(e)                                  any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals, and replacements thereof that do not increase the outstanding principal amount thereof;

(f)                                    Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g)                                 Liens arising out of sale and leaseback transactions permitted by Section 6.06; and

(h)                                 Liens granted by a Subsidiary that is not a Loan Party in favor of any Loan Party in respect of Indebtedness owed by such Subsidiary.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clause (a) above and (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and clause (a) above.  For the avoidance of doubt, no Lien, other than a Permitted Encumbrance, is permitted on any real property owned by any Loan Party without the written consent of the Lender.

SECTION 6.03.  Fundamental Changes.

(a)                                  No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into such Borrower in a transaction in which such Borrower is the surviving corporation, (ii) any Loan Party (other than a Borrower) may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrowers determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lender; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.  Notwithstanding the foregoing, the Lender acknowledges, consents to and approves (i) the Merger Transaction and (ii) the transfer by SIOperations of ownership of the capital stock of Supreme Insurance Company, Inc., a Nevada corporation, to SIndustries.

(b)                                 No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all assets of any Person, any assets of any other Person constituting a business unit (whether through purchase of assets or Equity Interests, merger or otherwise), except:

(a)                                  Permitted Investments, subject to control agreements in favor of the Lender or otherwise subject to a perfected security interest in favor of the Lender;

(b)                                 investments in existence on the date of this Agreement and described in Schedule 6.04;

(c)                                  investments in the form of Swap Agreements permitted by Section 6.07;

(d)                                 investments received in connection with the dispositions of assets permitted by Section 6.05;

(e)                                  investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances;” and

(f)                                    loans or advances made by any Loan Party to any Borrower.

SECTION 6.05.  Asset Sales.  No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to a Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)                                  sales, transfers and dispositions of (i) inventory in the ordinary course of business; and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b)                                 sales, transfers and dispositions to any Borrower or any Subsidiary;

(c)                                  sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d)                                 sales, transfers and dispositions of investments permitted by clauses (e) and (g) of Section 6.04;

(e)                                  sale and leaseback transactions permitted by Section 6.06;

(f)                                    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;  and

(g)                                 sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $250,000 during any Fiscal Year of SIndustries;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value and for 100% cash consideration.  For the avoidance of doubt, this Section 6.05 does not prohibit SIndustries from issuing any additional Equity Interests subject only to SIndustries making any mandatory prepayment required by Section 2.10 of this Agreement.

SECTION 6.06.  Sale and Leaseback Transactions.  No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07.  Swap Agreements.  No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of SIndustries or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.

SECTION 6.08.  Restricted Payments; Certain Payments of Indebtedness.

(a)                                  No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) SIndustries may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, if any, payable solely in additional shares of such preferred stock or in shares of its common stock, or (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests.  If SIndustries and its Subsidiaries, on a

consolidated basis in accordance with GAAP, achieve positive Net Income for its Fiscal Year ending December 25, 2010, the Lender will, at the request of SIndustries, consider permitting SIndustries to pay cash dividends in Fiscal Year 2011 with respect to its Equity Interests in an amount not to exceed 10% of such 2010 Fiscal Year Net Income so long as, at the time SIndustries pays such dividend (i) no Default exists, and (ii) the Projections, in the reasonable judgment of the Lender, demonstrate that SIndustries will not have insufficient cash for its operations after making such dividend.

(b)                                 No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)                                     payment of Indebtedness created under the Loan Documents;

(ii)                                  payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)                               refinancings of Indebtedness to the extent permitted by Section 6.01; and

(iv)                              payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

SECTION 6.09.  Transactions with Affiliates.  No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Loan Parties and not involving any Affiliate that is not a Loan Party, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of SIndustries or any Subsidiary who are not employees of SIndustries or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of SIndustries or its Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by SIndustries’ board of directors.

SECTION 6.10.  Restrictive Agreements.  No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11.  Amendment of Material Documents.  No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents or (c) any other material agreement, to the extent any such amendment, modification or waiver would be adverse to the Lender or result in a Material Adverse Effect.

SECTION 6.12.  Financial Covenants.

(a)                                  Minimum EBITDA.  Beginning with the Test Period ending on August 21, 2010, and thereafter as of the close of each successive Test Period, permit the EBITDA of SIndustries. and its Subsidiaries for any Test Period to be less than the Minimum Required EBITDA for such Test Period.

(b)                                 Tangible Net Worth.  Beginning on the Effective Date, and at all times thereafter, permit the Tangible Net Worth of SIndustries and its Subsidiaries to be less than $57,500,000.

SECTION 6.13.  Accounting Policies/Change of Business.  SIndustries shall not change its Fiscal Year, change its inventory accounting policy from first-in-first-out, or change any of its other significant accounting policies without the written consent of the Lender, which consent shall not be unreasonably withheld.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)                                  any Borrower shall fail to pay any principal of any Loan made to such Borrower or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 any Borrower shall fail to pay any interest on any Loan made to such Borrower or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable by such Borrower under this Agreement, within 5 days of when the same shall become due and payable;

(c)                                  any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)                                 (i) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI (other than Section 6.12(b)), or (ii) any Loan Party shall fail to observe or perform the covenant in Section 6.12(b) and such failure shall continue unremedied for a period of 30 days after the date such failure occurred;

(e)                                  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09, 5.10 or 5.12 of this Agreement or (ii) 15 days after the earlier of knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of any other Section of this Agreement;

(f)                                    any Loan Party or any Subsidiary of any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)                                 any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                     any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                  one or more judgments for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)                                     an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)                               a Change in Control shall occur;

(n)                                 the occurrence of any “default” or “event of default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o)                                 the Loan Guaranty shall fail to remain in full force or effect with respect to any Loan Guarantor party thereto or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(p)                                 through no fault, action or inaction of Lender, any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document;

(q)                                 through no fault, action or inaction of Lender, any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(r)                                    the occurrence of any “default” or “event of default” under or with respect to (a) the Reimbursement and Pledge Agreement, dated as of April 10, 1996, between STBCalifornia and the Lender (as successor to NBD Bank, N.A.), as the same has been or may be amended from time to time, or (b) a Reimbursement and Pledge Agreement, dated as of October 11, 2000, between Supreme/Murphy Truck Bodies, Inc. and the Lender (as successor to Bank One, Indiana, N.A.), as the same has been or may be amended from time to time; or

(s)                                  any Loan Party is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such Loan Party having a fair market value in excess of $50,000 or a complaint for forfeiture is filed against any Loan Party involving any property of such Loan Party having a fair market value in excess of $50,000;

then, and in every such event (other than an event with respect to any Loan Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrowers, take either or both of the following actions, at the same or different times:  (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Loan Party described in clause (h) or (i) of this Article, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Upon the occurrence and the continuance of an Event of Default, the Lender may increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

Miscellaneous

SECTION 8.01.  Notices.

(a)                                  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)                                     if to any Loan Party, to SIndustries at:

2581 Kercher Road

Goshen, Indiana  46528

Attention: Jeff Mowery, Chief Financial Officer

Facsimile No:  574.642.1003

with a copy to:

Haynes and Boone, LLP

201 Main Street, Suite 2200

Fort Worth, TX 76102-3126

Attention:  Rice M. Tilley, Jr.

Facsimile No: (817) 348-2384

(ii)           if to the Lender, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.

121 West Franklin Street

Elkhart, Indiana 46516

Attention: Jeffrey W. Parker

Facsimile No: (574) 524-3033

with a copy to:

Baker & Daniels LLP

300 North Meridian Street

Suite 2700

Indianapolis, Indiana 46204

Attention:  Stephen A. Claffey, Esq.

Facsimile No. (317) 569-4800

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)           Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Lender.  The Lender or the Borrowers (on behalf of the Loan Parties) may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 8.02.  Waivers; Amendments.

(a)           No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Lender may have had notice or knowledge of such Event of Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Lender, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.

SECTION 8.03.  Expenses; Indemnity; Damage Waiver.

(a)           The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of the Workers Comp Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Lender,  including the fees, charges and disbursements of any counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans or Workers Comp Letter of Credit, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or the Workers Comp Letter of Credit. Expense being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)            appraisals and insurance reviews;

(ii)           field examinations and the preparation of Reports based on the fees charged by a third party retained by the Lender or the internally allocated fees for each Person employed by the Lender with respect to each field examination;

(iii)          taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Lender’s Liens;

(iv)          sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v)           costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.17(c).

(b)           The Borrowers, jointly and severally, shall indemnify the Lender, and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under the Workers Comp Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of the Workers Comp Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of Subsidiaries, or (iv) the failure of any Borrower to deliver to the Lender the required receipts or other required documentary evidence with respect to a payment made by such Borrower for Taxes pursuant to Section 2.16, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           The relationship between any Loan Party on the one hand and the Lender on the other hand shall be solely that of debtor and creditor.  The Lender (i) shall not have any fiduciary responsibilities to any Loan Party or (ii) does not undertake any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(d)           All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 8.04.  Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           The Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) all without the consent of any Loan Party.  Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 8.03).  The Loan Parties each hereby agree to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders.

(c)           The Lender may, without the consent of any Loan Party, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.  Subject to paragraph (d) of this Section, each of the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(d)           A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Loan Parties.

(e)           The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

SECTION 8.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or the Workers Comp Letter of Credit is outstanding and so long as the Commitment has not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Workers Comp Letter of Credit and the Commitment or the termination of this Agreement or any provision hereof.

SECTION 8.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, provided that all UCC financing statements existing on the Effective Date and relating to the subject matter of hereof are not superseded and shall remain in full force and effect.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.07.  Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or Affiliate to or for the credit or the account of any Borrower or any Loan Guarantor against any of and all the Secured Obligations held by the Lender, irrespective of whether or not the Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

SECTION 8.09.  Governing Law; Jurisdiction; Consent to Service of Process.

(a)           The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of Indiana, but giving effect to federal laws applicable to national banks.

(b)           Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or Indiana State court sitting in Indianapolis, Indiana in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Indiana State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)           Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12.  Confidentiality.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrowers.  For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.13.  Nonreliance; Violation of Law.  The Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

SECTION 8.14.  USA PATRIOT Act.  The Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Lender to identify the Borrowers in accordance with the Act.

SECTION 8.15.  Disclosure.  Each Loan Party hereby acknowledges and agrees that the Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 8.16.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

SECTION 8.17.  Amendment and Restatement of Former Credit Agreement.  This Agreement amends and, as amended, restates the Former Credit agreement in its entirety.

ARTICLE IX

Loan Guaranty

SECTION 9.01.  Guaranty.  Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lender the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Lender in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”).  When used or interpreted with respect to a Loan Guarantor that is also a Borrower, the term “Guaranteed Obligations” shall exclude the Secured Obligations of such Borrower.  Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.  All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of the Lender that extended any portion of the Guaranteed Obligations.

SECTION 9.02.  Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection.  Each Loan Guarantor waives any right to require the Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 9.03.  No Discharge or Diminishment of Loan Guaranty.

(a)           Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b)           The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)           Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 9.04.  Defenses Waived.  To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person.  The Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 9.05.  Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Lender.

SECTION 9.06.  Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender is in possession of this Loan Guaranty.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 9.07.  Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that the Lender shall not have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 9.08.  Termination.  The Lender may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor.  Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lender for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

SECTION 9.09.  Taxes.  All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

SECTION 9.10.  Maximum Liability.  The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”.  This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lender to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lender hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 9.11.  Contribution.  In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article IX, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a

Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability).  Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of the Lender and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 9.12.  Liability Cumulative.  The liability of each Loan Party as a Loan Guarantor under this Article IX is in addition to and shall be cumulative with all liabilities of each Loan Party to the Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 9.13.  Amendment and Restatement.  This Article IX amends and, as amended, restates, consolidates and continues the guaranty agreements identified on Schedule 9.13 of this Agreement in their entirety.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUPREME INDUSTRIES, INC.		SUPREME INDIANA OPERATIONS, INC.
As a Borrower, Loan Guarantor and a Loan Party		As a Borrower, Loan Guarantor and a Loan Party

By:	/s/ Robert W. Wilson	By:	/s/ Robert W. Wilson
	Robert W. Wilson, President		Robert W. Wilson, President

SUPREME MID-ATLANTIC CORPORATION		SUPREME TRUCK BODIES OF CALIFORNIA, INC.
As a Borrower, Loan Guarantor and a Loan Party		As a Borrower, Loan Guarantor and a Loan Party

By:	/s/ Robert W. Wilson	By:	/s/ Robert W. Wilson
	Robert W. Wilson, President		Robert W. Wilson, President

SUPREME CORPORATION OF TEXAS		SUPREME NORTHWEST, L.L.C.
As a Borrower, Loan Guarantor and a Loan Party		As a Borrower, Loan Guarantor and a Loan Party

By:	/s/ Robert W. Wilson	By:	/s/ Robert W. Wilson
	Robert W. Wilson, President		Robert W. Wilson, President

SUPREME INDIANA MANAGEMENT, INC.		SC TOWER STRUCTURAL LAMINATING, INC.
As a Loan Guarantor and a Loan Party		As a Loan Guarantor and a Loan Party

By:	/s/ Robert W. Wilson	By:	/s/ Robert W. Wilson
	Robert W. Wilson, President		Robert W. Wilson, President

SUPREME MURPHY TRUCK BODIES, INC.		SILVER CROWN, LLC
As a Loan Guarantor and a Loan Party		As a Loan Guarantor and a Loan Party

By:	/s/ Robert W. Wilson	By:	/s/ Robert W. Wilson
	Robert W. Wilson, President		Robert W. Wilson, President

SUPREME STB, LLC		SUPREME PROPERTIES NORTH, INC.
As a Loan Guarantor and a Loan Party		As a Loan Guarantor and a Loan Party

By:	/s/ Herbert M. Gardner	By:	/s/ Robert W. Wilson
	Herbert M. Gardner, Chairman		Robert W. Wilson, President

SUPREME PROPERTIES EAST, INC.		SUPREME PROPERTIES SOUTH, INC.
As a Loan Guarantor and a Loan Party		As a Loan Guarantor and a Loan Party

By:	/s/ Robert W. Wilson	By:	/s/ Robert W. Wilson
	Robert W. Wilson, President		Robert W. Wilson, President

SUPREME PROPERTIES WEST, INC.
As a Loan Guarantor and a Loan Party

By:	/s/ Robert W. Wilson
Robert W. Wilson, President

JPMORGAN CHASE BANK, N.A.
As the Lender

By:	/s/ H. Robert Hill
H. Robert Hill, Vice President